                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-75678


                           PROSPECTUS SUPPLEMENT NO. 1
                      TO PROSPECTUS DATED JANUARY 25, 2002

                   $200,000,000 AGGREGATE PRINCIPAL AMOUNT OF
                5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2008
                  ISSUED BY FAIRCHILD SEMICONDUCTOR CORPORATION

                                       AND

                  6,666,666 SHARES OF THE CLASS A COMMON STOCK
                 OF FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                      ISSUABLE UPON CONVERSION OF THE NOTES


     This prospectus supplement no. 1 relates to the resale by the selling holders of 5% Convertible Senior Subordinated Notes Due 2008 issued by Fairchild Semiconductor Corporation and the shares of Class A common stock of Fairchild Semiconductor International, Inc. issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated January 25, 2002, which is to be delivered with this prospectus supplement.

     The following table contains information as of April 19, 2002 with respect to certain selling holders and the principal amount of notes beneficially owned by each of the selling holders listed herein that may be offered using the prospectus and this prospectus supplement. All information in the following table is based on information provided by or on behalf of the selling holders and may have changed as of the date hereof. As to those selling holders that are listed in both the prospectus and this prospectus supplement, information listed in this prospectus supplement reflects updated information received from such selling holder prior to the date hereof. Because the selling holders may, pursuant to the prospectus and this prospectus supplement, offer all or a portion of their notes or the common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or common stock issuable upon conversion of the notes that will be held by the selling holders upon the termination of any particular offering. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by the prospectus and this prospectus supplement. The selling holders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the table is presented. Information about the selling holders may change over time. Any change in this information will be set forth in prospectus supplements, if required. None of the selling holders or any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or our affiliates within the past three years.

                                 SELLING HOLDERS

     The following table sets forth information with respect to the selling holders of the notes and the respective principal amount of the notes beneficially owned by each selling holder that may be offered pursuant to this prospectus.

                                                                                                PRINCIPAL
                                                                   PRINCIPAL       PRINCIPAL    AMOUNT OF
                                                                   AMOUNT OF       AMOUNT OF   NOTES HELD
                                                                     NOTES       NOTES OFFERED AFTER THIS
SELLING HOLDER                                                  CURRENTLY HELD      HEREBY      OFFERING
--------------                                                  --------------   ------------- ----------
Deam Convertible Arbitrage FD.................................   $ 4,400,000      $ 4,400,000    $      0
Arkansas Teachers Retirement System...........................   $ 3,165,000      $ 3,165,000    $      0
Bankers Trust Company Trustee For
  Daimler Chrysler Corp EMP #1 Pension Plan Dtd 4/1/89........   $ 3,145,000      $ 3,145,000    $      0
RAM Trading Ltd...............................................   $ 7,000,000      $ 7,000,000    $      0
DKR Fixed Income Holding Fund Ltd.............................   $ 2,000,000      $ 2,000,000    $      0
Lipper Convertibles, L.P......................................   $ 4,000,000      $ 4,000,000    $      0
Palladin Securities LLC.......................................   $ 1,530,000      $ 1,530,000    $      0
ONEX Industrial Partners Limited..............................   $ 1,600,000      $ 1,600,000    $      0
San Diego County Convertible..................................   $ 1,510,000      $ 1,510,000    $      0
State Street Bank Custodian for GE Pension Trust..............   $ 1,440,000      $ 1,440,000    $      0
Nicholas Applegate Convertible Fund...........................   $ 1,319,000      $ 1,319,000    $      0
Banc of America Securities LLC................................   $ 1,000,000      $ 1,000,000    $      0
San Diego City Retirement.....................................   $   996,000      $   996,000    $      0
Silvercreek II Limited........................................   $   960,000      $   960,000    $      0
Wyoming State Treasurer.......................................   $   889,000      $   889,000    $      0
Silvercreek Limited Partnership...............................   $   840,000      $   840,000    $      0
Allstate Insurance Company....................................   $   700,000      $   700,000    $      0
Wake Forest University........................................   $   622,000      $   622,000    $      0
Innovest Finanzdienstleistungs AG.............................   $   600,000      $   600,000    $      0
Pebble Capital Inc............................................   $   600,000      $   600,000    $      0
Baptist Health of South Florida...............................   $   519,000      $   519,000    $      0
Motion Pictures Industry......................................   $   499,000      $   499,000    $      0
Screen Actors Guild Pension Convertible.......................   $   460,000      $   460,000    $      0
Lumberman's Mutual Casualty...................................   $   453,000      $   453,000    $      0
Engineers Joint Pension Fund..................................   $   429,000      $   429,000    $      0
Allstate Life Insurance Company...............................   $   300,000      $   300,000    $      0
Writers Guild-Industry Health Fund............................   $   272,000      $   272,000    $      0
Lancer Securities Cayman......................................   $   380,000      $   380,000    $      0
Franklin and Marshall College.................................   $   180,000      $   180,000    $      0
Physicians Life...............................................   $   167,000      $   167,000    $      0
OCM Convertible Trust.........................................   $ 2,355,000      $ 2,355,000    $      0
Delta Air Lines Master Trust (c/o Oaktree Capital
  Management, LLC)............................................   $ 1,030,000      $ 1,030,000    $      0
State Employees' Retirement Fund of the State of Delaware ....   $ 1,515,000      $ 1,515,000    $      0
State of Connecticut Combined Investment Funds ...............   $ 3,215,000      $ 3,215,000    $      0
Partner Reinsurance Company Ltd. .............................   $   615,000      $   615,000    $      0
Chrysler Corporation Master Retirement Trust .................   $ 3,830,000      $ 3,830,000    $      0
Motion Picture Industry Health Plan - Active Member Fund......   $   350,000      $   350,000    $      0
Motion Picture Industry Health Plan - Retiree Member Fund.....   $   160,000      $   160,000    $      0
Vanguard Convertible Securities, Inc. ........................   $ 3,845,000      $ 3,845,000    $      0
Delta Pilots D & S Trust .....................................   $   510,000      $   510,000    $      0
Microsoft Corporation ........................................   $   575,000      $   575,000    $      0
Convertible Securities Fund ..................................   $   162,000      $   162,000    $      0
Nations Convertible Securities Fund ..........................   $ 4,818,000      $ 4,818,000    $      0
Northern Income Equity Fund...................................   $ 2,000,000      $ 2,000,000    $      0

      Total...................................................   $66,955,000      $66,955,000    $      0

INVESTING IN THESE SECURITIES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is April 19, 2002.